United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 1-14520

 Banco Totta & Acores, S.A.                         Totta & Acores Financing Ltd
 (Exact name of registrant                           (Exact name of registrant
as specified in its charter)                        as specified in its charter)

             Rua Aurea, 88                             P.O. Box 309
         1100 Lisbon, Portugal                          George Town
          011-35121-318-0601                   Grand Cayman, Cayman Islands
   (Address, including zip code, and                British West Indies
telephone number, including area code,              011-35121-318-0601
 of registrant's principal executive         (Address, including zip code, and
               offices)                   telephone number, including area code,
                                           of registrant's principal executive
                                                         offices)

8.875% Non-Cumulative Guaranteed Preference Shares, Series A ($25 par value per share) of Totta & Acores Financing Ltd and Guarantee of Non-Cumulative Guaranteed Preference Shares of Totta & Acores Financing Ltd

            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i) |X|                             Rule 12h-3(b)(1)(i)  |X|
  Rule 12g-4(a)(1)(ii) |_|                             Rule 12h-3(b)(1)(ii) |_|
   Rule 12g-4(a)(2)(i) |_|                             Rule 12h-3(b)(2)(i)  |_|
  Rule 12g-4(a)(2)(ii) |_|                             Rule 12h-3(b)(2)(ii) |_|
                                                            Rule 15d-6      |_|

Approximate number of holders of record as of the certification or notice date:
78

Pursuant to the requirements of the Securities Exchange Act of 1934, Banco Totta & Acores, S.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 19th 2003        By: /s/ Maria do Rosario Bettencourt
                                    --------------------------------
                                Name: Maria do Rosario Bettencourt
                                Title: Vice-President

Pursuant to the requirements of the Securities Exchange Act of 1934, Totta & Acores Financing Ltd has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 19th 2003        By: /s/ Antonio Augusto Simas Damiao de Medeiros
                                    --------------------------------------------
                                Name: Antonio Augusto Simas Damiao de Medeiros
                                Title: Director

                                By: /s/ Jose Carlos Nogueira Leite
                                    ------------------------------
                                Name: Jose Carlos Nogueira Leite
                                Title: Director

                                By: /s/ Jorge Humberto Garcia Santos Elias
                                    --------------------------------------
                                Name: Jorge Humberto Garcia Santos Elias
                                Title: Director


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